EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES FIRST QUARTER RESULTS OF $0.08 PER SHARE

Evansville, IN (August 4, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced that net sales for the second quarter and first half of the current year increased 2.9% and 5.7%, respectively, compared to the same periods last year. Higher selling and marketing costs, primarily in the Sporting Goods business, resulted in lower net income for both the second quarter and first half of fiscal 2006 compared to the same periods last year. Earnings per share for the second quarter of 2006 were $0.08 per share compared to $0.17 per share last year and $0.18 per share for the first half of 2006 compared to $0.26 per share for the same period last year.

Net sales in the Sporting Goods business increased 16.1% in the second quarter of 2006 compared to the same period last year and when coupled with the strong growth in the first quarter, resulted in a 24.6% increase in net sales for the first half of 2006 when compared to the same period last year. Net sales in the second quarter and first half of 2006 were $33.2 million and $53.1 million, respectively. The increase in sporting goods sales relates primarily to acquisitions completed in 2006 - Woodplay (residential wood playground sets) and Carolina Archery Products (archery accessories) - as well as to growth in existing product lines. The Company's acquisitions support the strategy to diversify its product lines, increase its customer base, develop specialty dealers and lessen the impact of large mass retailers. While the Company anticipates increased product placement of its Sporting Goods for the 2006 holiday shopping season, management believes that total 2006 sales to mass market retailers will be approximately even as compared to 2005.

The Company's year to date gains in Sporting Goods revenues have been offset by higher sales and marketing costs, start-up costs associated with the new manufacturing plant built in Reynosa Mexico, and interest costs associated with recent acquisitions, resulting in lower profits from the Sporting Goods business compared to last year. Net income from Sporting Goods was $0.7 million for the second quarter of 2006 compared to $1.6 million for the same period last year. For the first half of 2006, net income was $0.8 million compared to $1.5 million for the same period last year. Management considers approximately $1.0 million of the increased selling and marketing costs to be non-recurring.

Office Product sales declined 16.9% in the second quarter of 2006 compared to the same period last year and net sales for the first half of 2006 declined 17.4% compared to the same period last year. More than half of the decline is attributed to the ongoing rationalization of low margin non-core products and unprofitable customers, especially in Europe. The remainder of the sales decline is due to exchange rate differences, increased competition in the paper shredder market and a general softness in the office products market. Despite the reduction in sales, net income from the Office Products business remained relatively unchanged from the prior year. Recent management changes in Europe are expected to help increase Office Products profitability.

While maintaining our focus on profitability, special emphasis has been directed toward increasing revenues. The Sporting Goods business is focused on maintaining our strong ties with mass market retailers while building our specialty dealer business and the Office Products business is focused on building market share. In conjunction with these efforts, we continue to strive for greater profitability by realizing synergies from recent acquisitions and improving the operating performance of our factories.

Management continues to be optimistic about 2006; expecting incremental gains in revenues and profits over 2005.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or Dan Messmer, Chief Operating Officer at 812/467-1288.

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

                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

               (Unaudited, In Thousands Except Per Share Amounts)

                                             Three Months Ended             Six Months Ended               Twelve Months Ended
                                       ----------------------------    ----------------------------    ----------------------------
                                         15 July         09 July          15 July       09 July          15 July         09 July
                                           2006            2005            2006           2005             2006            2005
                                       ------------    ------------    ------------    ------------    ------------    ------------
NET SALES ..........................   $     48,949    $     47,551    $     81,749    $     77,333    $    190,033    $    208,842

OPERATING  EXPENSES
      Cost of goods sold ...........         33,613          32,348          55,661          53,207         132,476         149,954
      Selling and administrative ...         12,379          11,304          20,784          18,479          38,119          38,788
      Restructuring ................             --              --              --              --              --           2,366
      Impairment of goodwill .......             --              --              --              --              --           1,312
                                       ------------    ------------    ------------    ------------    ------------    ------------

OPERATING INCOME ...................          2,957           3,899           5,304           5,647          19,438          16,422

OTHER INCOME (EXPENSE)
      Interest expense .............           (810)           (494)         (1,064)           (780)         (1,766)         (1,614)
      Other income (expense) .......           (190)            162            (255)            407             254             125
                                       ------------    ------------    ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES .........          1,957           3,567           3,985           5,274          17,929          14,933

PROVISION FOR INCOME TAXES .........           (925)         (1,312)         (1,589)         (1,865)         (6,998)         (6,248)
                                       ------------    ------------    ------------    ------------    ------------    ------------

NET INCOME .........................   $      1,032    $      2,255    $      2,396    $      3,409    $     10,928    $      8,685
                                       ============    ============    ============    ============    ============    ============

PER SHARE DATA
      Basic earnings per share .....   $       0.08    $       0.17    $       0.18    $       0.26    $       0.84    $       0.64
                                       ============    ============    ============    ============    ============    ============
      Diluted earnings per share ...   $       0.08    $       0.17    $       0.18    $       0.26    $       0.84    $       0.63
                                       ============    ============    ============    ============    ============    ============
      Average shares outstanding ...         13,039          13,069          13,013          13,064          13,019          13,051



                      CONSOLIDATED CONDENSED BALANCE SHEET

                            (Unaudited, In Thousands)

                                                       15 July 2006    09 July 2005  31 December 2005
                                                       ------------    ------------  ----------------
ASSETS
     Current assets ..............................     $     81,100    $     78,135    $     71,187
     Property, Plant & Equipment - net ...........           20,808          14,660          20,307
     Other assets ................................           30,331          15,339          16,645
     Goodwill ....................................           24,628          17,208          17,157
                                                       ------------    ------------    ------------
        Total ....................................     $    156,867    $    125,342    $    125,296
                                                       ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .........................     $     47,688    $     29,195    $     30,867
     Other liabilities ...........................           33,533          28,324          19,836
     Stockholders' equity ........................           75,646          67,823          74,593
                                                       ------------    ------------    ------------
        Total ....................................     $    156,867    $    125,342    $    125,296
                                                       ============    ============    ============

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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